Exhibit 10.7

ORDINARY SHARE PURCHASE AGREEMENT

THIS ORDINARY SHARE PURCHASE AGREEMENT (this “Agreement”) made as of July 15, 2020 (the “Agreement Date”), by and between Polyrizon Ltd., a company incorporated under the laws of the state of Israel, whose principal address is at Keren HaYesod 25, Raanana, 4330515, Israel (the “Company”) and Medigus Ltd. a company incorporated under the laws of the state of Israel, whose principle address is at Omer Industrial Park No. 7A, P.O. Box 3030, Omer 8496500 (the “Purchaser”), each a “Party” and together the “Parties”.

Whereas, Company and Purchaser have entered into a binding letter of intent dated April 23, 2020, providing for, inter alia, the investment by the Purchaser in the Company (the “LOI”).

Now Therefore, in consideration for the mutual promises, covenants and obligations contained herein, and intending to be legally bound, the Parties hereby agree as follows:

W I T N E S S E T H

A. Investment. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser, at the Closing, that number of Ordinary Shares of the Company, par value NIS 0.04 per share set forth opposite such Purchaser’s name on Schedule 1 (the “Purchased Shares”), such that immediately following the Closing the Purchased Shares will represent 19.9% of the issued and outstanding share capital, on fully diluted basis, at a price per share equal to US$ 0.01026453 (the “PPS”) and for a total purchase price of US$10,000 (the “Purchase Price”) all of which has been already made available to the Company in the form of payment to the Company’s contractors and suppliers, and the Purchaser and the Company agree to be bound by the obligations set forth herein and to grant to the other parties hereto the rights set forth in this Agreement.

B. Loan. Subject to the terms and conditions of this Agreement, the Purchaser agrees to grant a loan to the Company in an amount of US$94,000 (the “Loan”), of which $17,015 has already been advanced, which shall not bear interest and be repayable only upon a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Articles of Association). The Loan shall be paid in installments, in such amounts as shall be requested by the Company up to an aggregate amount of the Loan. Payment will be made in each case within five (5) business days of written requests by the Company. Failure to make payment of any installment shall be a breach of this Agreement by Purchaser and entitle the Company, among other things and without derogating from any other remedy under law, to notify Purchaser of the cancellation of the Option (as defined below).

C. Option. Purchaser shall have the option, exercisable at its sole discretion, to invest an additional investment amount of US$1,000,000, in consideration for shares of the Company such that following the additional investment, Purchaser shall own 51% of the Company on a fully diluted basis, with the exclusion of 1,943,864 Deferred Shares held by Capital Point Ltd. and Ofakim Hi-Tech Ventures Ltd. (the “Option” and the “Additional Investment” respectively). The Option shall be exercisable immediately upon the Closing (as defined below), and shall remain in full force and effect until the earlier of (i) April 23, 2023, and (ii) immediately prior to the consummation by the Company of equity financing in an amount no less than US$500,000 based on a pre-money valuation of at least US$10,000,000.

D. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties, including the LOI, are expressly canceled.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Purchase and Sale of Purchased Shares.

1.1 Sale and Issuance of Purchased Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing the Purchased Shares, at the PPS.

1.2 The capitalization table of the Company, reflecting the issued and outstanding share capital of the Company on a fully diluted basis, (i) immediately prior to the Closing and (ii) immediately following the Closing, assuming the investment of the Purchase Price, is annexed hereto as Exhibit A (the “Cap Table”).

1.3 The Company shall adopt the Company’s amended and restated Articles of Association, in substantially the form attached hereto as Exhibit B (the “Restated Articles”) on or before the Closing (as defined below).

1.4	Closing; Delivery.

1.4.1 The purchase and sale of the Purchased Shares hereunder shall take place remotely via the exchange of documents and signatures on the Agreement Date or the subsequent date as shall be agreed between the Parties (which date is referred to herein as the “Closing”). At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

1.4.2	the Company shall deliver to the Investor:

(a) True and correct copies of written resolutions, or minutes of a meeting, of the Company’s board of directors and shareholders, substantially in the form attached hereto as Schedule 1.4.2(a), approving and adopting in all respects the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, among others, (a) authorizing the issuance and sale of the Purchased Shares against payment of the Purchase Price therefor; (b) approving the execution, delivery and performance by the Company of all agreements contemplated herein to which the Company is party and any agreements, instruments or documents ancillary thereto;

(b) Share certificates representing the Purchased Shares issued to the Purchaser, duly executed by the Company;

(c) A duly executed commercial agreement substantially in the form attached hereto as Schedule 1.4.2(c).

(d) Registrar of Companies Notices. A copy of the duly completed and ready for filing with the Registrar of Companies required to made in light of any of the actions and transactions contemplated hereby (including with respect to the issuance of the Purchased Shares, and the adoption of the Restated Articles), in the forms attached hereto as Schedule 1.4.2(d).

1.4.3 At the Closing, the Purchaser shall cause the transfer in immediately available US Dollars to the Company of the Purchase Price for the Purchased Shares being issued to it at the Closing by wire transfer in accordance with the wire instructions or such other form of payment as is mutually agreed by the Company and Purchaser.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:

2.1 Authorization. The Company has all necessary power and authority to execute and deliver this Agreement, and any other agreements contemplated hereby or which are ancillary hereto, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Upon issuance to Purchaser, the Purchased Shares will be duly issued, free and clear of any liens (except for any liens imposed by the Purchaser), and such Purchased Shares are not subject to any voting trust agreement or other contract relating to the ownership, voting, dividend rights or disposition of such Purchased Shares, except as set forth in the Articles. The Company is not in violation nor default of any of the provisions of its Articles of Incorporation. No proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

2.2 Approvals; No Breach. This Agreement is, and any other agreements contemplated hereby or which are ancillary hereto, when executed and delivered by the Company shall be, duly and validly authorized, executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms, subject to (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief or other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions). No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company in connection with the valid execution, delivery and performance of this Agreement and the other agreements contemplated hereby or ancillary hereto or the offer, sale, and transfer of the Purchased Shares. Neither the execution and delivery of this Agreement and any other agreements contemplated hereby or ancillary hereto by the Company nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, result in a breach or violation of, any of the terms, conditions and provisions of: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Company is party or by which it is bound, (ii) any agreement, contract, lease, license or commitment to which the Company is a party or to which he is subject to, (iii) applicable law, statute, ordinance, or regulation, or (iv) the Articles.

2.3 Permits. The Company has all franchises, permits, licenses and similar authority necessary for the conduct of its business as now being conducted by it. The Company is not in default under any such franchises, permits or other similar authority.

2.4 Disputes. There is no suit, action, proceeding, claim or investigation pending or threatened in writing against the Company, which, if determined or resolved adversely in accordance with the plaintiff’s demands, could challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

2.5 Capitalization.

2.5.1 The authorized share capital of the Company consists of (i) 5,556,136 Ordinary Shares; and (ii) 1,943,864 Deferred Shares (as defined in the Articles of Association (as defined below)) on or immediately prior to the Closing as set forth in the Company’s articles of association (the “Articles of Association”). The authorized share capital of the Company immediately following the Closing shall consist of (i) [10,000,000] Ordinary Shares; and (ii) 1,943,864 Deferred Shares (as defined in the Articles of Association). Other than those included in the Cap Table, there are no other shares of other shares of any class or series of shares of the Company authorized, issued or outstanding;

2.5.2 Other than (i) 3,107,223 Ordinary Shares reserved for the exercise by Purchaser of the Option, the Company has no share capital reserved for issuance of outstanding options, equity awards or convertible instruments of any kind;

2.5.3 The issued and outstanding shares of the Company are duly and validly authorized and issued, fully paid and non-assessable, and were offered and issued in compliance with the provisions of the Articles as in effect at the time of each such issuance and in compliance with all applicable corporate and securities laws; and

2.5.4 No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Agreement. The issue and sale of the Purchased Shares will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

2.5.5 The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital.

2.6 Solvency. The Company is solvent and is currently paying its debts as they become due.

2.7 Material Changes. Other than as set out in Schedule 2.7, since April 23, 2020 there has been no event, occurrence or development what has had or that would reasonably be expected to result in a material adverse effect on the legality, validity and enforceability of the Agreement and any ancillary hereto (the “Transaction Documents”), a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company or a material adverse effect on the Company’s ability to perform in all material respects on a timely basis its obligations under the Transaction Documents (either of the above a “Material Adverse Effect”).

2.8 Financial Statements; No Undisclosed Liabilities.

2.8.1 The Company has no liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business, which, individually and in the aggregate, do not exceed US20,000.

2.8.2 The Company is not a guarantor or indemnitor of any debt or obligation of another, nor has the Company given any loan, security or otherwise agreed to become liable for any obligation of any person. No person has given any guarantee of, or security for, any obligation of the Company. The Company did not extend any loans or advances to any person, other than advances for expenses to its employees in the ordinary course of business.

2.9 Assets and Properties. The Company has good and marketable title to all of the tangible or personal properties and assets owned by the Company which are material to the business of the Company as currently conducted as now conducted and as proposed to be conducted, and such properties and assets are free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, conditional sale agreement, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. The Company does not lease any assets or tangible property.

2.10 Intellectual Property. The Company owns, or have rights to use, all patents, patent applications, trademarks, trademark applications, trade and service mark registrations, service marks, trade names, trade secrets, inventions, copyrights, technology, know-how, licenses and other intellectual property rights, proprietary rights and similar rights in connection with their respective businesses (collectively, the “Intellectual Property Rights”). All the registered Intellectual Property Rights of the Company has expired, terminated or been abandoned. The Company has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe (and will not infringe) the rights of any person. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Company Intellectual Property or the Company’s Intellectual Property Rights.

2.11 Labor Matters.

2.11.1 The Company has no employees nor has employed anyone in the last five (5) years, and has no liability for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable law or contract, or any other payment of substantially the same nature.

2.11.2 The Company is not a party to, bound by or subject to, and no employee of the Company benefits from, any collective bargaining agreement, collective labor agreement, extension orders (tzavei harchava) (other than extension orders that apply to all employees in Israel generally), or other contract or arrangement with a labor union, trade union or other organization or body, to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable law. No labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, nor is the Company aware of any labor organization activity involving its employees.

2.12 Governmental Consent. No consent, approval order or authorization of, or registration, qualification, designation, declaration or filing with any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

2.13 Taxes. The Company has filed all tax returns and reports (including information returns and reports) as required by law. The Company has paid all taxes and other tax assessments due. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Company has not received notice from any governmental authority that its tax returns, sales or use tax returns has been or is currently being audited. Since December 31, 2019, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to any employee, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Company has not granted any compensation, equity or award that could be deemed deferred compensation for which the Company would have been required to withhold taxes, and neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation for which the Company would have been required to withhold taxes.

2.14 Budget. The Company’s Budget is attached hereto as Schedule 2.14 attached hereto (the “Budget”). The Budget has been prepared in good faith and with reasonable professional care by the Company, and the Company is unaware of any fact or circumstance which as of the Closing makes the Budget untrue, unreasonable or misleading in any material way.

2.15 Corporate Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in the Agreement (the forms of which have been approved by Purchaser), the Articles of Association are in the form provided to counsel for the Purchasers.

2.16 No Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company providing or delegating rights to act on its behalf, and no person, as agent or otherwise, is entitled to or authorized to bind or commit the Company to any obligation and the Company is not aware of any person purporting to do so.

2.17 Full Disclosure. The Company has provided Purchaser with all information the Purchaser have requested. Neither this Agreement (including the Schedules hereto) nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

3. Representations and Warranties and Covenants of the Purchaser. The Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows:

3.1 Enforceability. The Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Purchaser necessary for the authorization, execution, delivery, and performance of all of Purchaser’s obligations under this Agreement has been taken or will be taken prior to the Closing. This Agreement is duly and validly authorized, executed and delivered by the Purchaser and constitutes the valid, binding and enforceable obligations of the Purchaser, legally enforceable against the Purchaser in accordance with his respective terms, except as limited by (i) judicial principles respecting election of remedies or relating to the availability of specific performance, injunctive relief, or other equitable remedies (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions).

3.2 Consents; Non-Contravention. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Purchaser is required that has not been obtained by the Purchaser in connection with the valid execution, delivery and performance of this Agreement, and the purchase of the Purchased Shares hereunder, legally enforceable against the Purchaser in accordance with his respective terms, subject to (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief or other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions). Neither the execution, delivery and performance by the Purchaser of this Agreement or any ancillary document thereto, nor compliance by the Purchaser with the terms and provisions hereof or thereof, shall conflict with, or result in a breach, violation or default (or event which with the giving of notice or lapse of time, or both, would become a default) of, any of the terms, conditions and provisions of: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Purchaser is party or by which it is bound, (ii) any agreement, contract, lease, license or commitment to which the Purchaser is a party or by which it is bound, or to which any of its properties is subject, or (iii) applicable law, statute, ordinance, or regulation.

3.3 General Experience. The Purchaser acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares and has the capacity to protect its own interests. The Purchaser represent and warrant that the Purchased Shares are purchased on an “As Is” basis, subject only to the specific representations of the Company set forth above (with the acknowledgment that the Company has not provided any other representations or warranties, expressed or implied).

3.4 Purchase for Own Account. The Purchaser represents and agrees that the Purchased Shares are purchased only for investment, for its own account, and without a view to, or any present intention to sell or otherwise distribute the Purchased Shares.

4.	Covenants of the Company.

4.1 Rights to Certain Financial Information. Purchaser shall have the rights included in this Section 4 of the Agreement, until neither Purchaser or any of its affiliates (with the term “affiliate” having the meaning set forth under Rule 405 under the Securities Act of 1933, as amended) is required to issue immediate and periodic reports pursuant to the Israeli Securities Law 5728-1968, as amended (the “Israeli Securities Law”) and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and together with the rules of a stock exchange on which Purchaser’s securities are listed for trade and the Israeli Securities Law, “Securities Law”) (the “Rights Period”).

4.1.1 During the Rights Period, the Company shall deliver to Purchaser:

(a) Annual report and financial statements of the Company (including a balance sheet, statement of income, statement of shareholders equity, statement of comprehensive income, statement of cash flow and related notes to the financial statements, as well as subsequent event letters for the dates designated by the Purchaser) in respect of each fiscal year, signed by the Company, audited by a reputable accounting firm and accompanied by a customary signed opinion of such firm, within three (3) days from the approval of such financial statements by the Company’s board of directors but in any event no later than: (x) seven (7) days prior to the end of the first quarter of a fiscal year (i.e., March 31st); or (y) under special circumstances, and with prior notice to the Purchaser, four (4) days prior to the end of the first quarter of a fiscal year (i.e., March 31st). In addition, the Company shall deliver to the Purchaser the draft (an Excel file containing the most up to date figures and notes) of the above within seventy (70) days after the end of such fiscal year prior to furnishing the signed financial statements;

(b) Semi-annual financial statements of the Company for the first two (2) fiscal quarters of each fiscal year of the Company and, if required by the Purchaser under the Securities Law or accounting standard, quarterly financial statements in respect of each of the first three (3) fiscal quarters of each fiscal year of the Company (including a balance sheet, statement of income, statement of shareholders equity, statement of comprehensive income, and statement of cash flow and related notes to the financial statements, as well as subsequent event letters for the dates designated by the Purchaser), signed by the Company and un-audited but reviewed by a reputable accounting firm and accompanied by a customary signed review report of such firm, within three (3) days from the approval of such financial statements by the Company’s board of directors but in any event within forty three (43) days following the end of such fiscal quarter of the Company. In addition, the Company shall deliver to the Purchaser the draft of the above (an Excel file containing the figures and notes) after sending it to the board of directors of the Company (but in any event, no later than within forty (40) days following the end of such fiscal quarter prior to furnishing the signed financial statements);

(c) Consent letters from the accountants and appraisals (insofar as the Company’s financial statements include a valuation report) for the inclusion thereof in the Purchaser’s filings and financial statements, to the extent that the Purchaser determines that such inclusion is required under the Securities Law; and

(d) Any other information and/or documentation reasonably required by the Purchaser to enable it to duly prepare its audited and non-audited consolidated financial statements (both annual and quarterly) and other required reports.

4.1.2 All financial statements and other information provided pursuant to this Section 4 shall be: (i) prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board, or if Purchaser is reporting under a different accounting standard (such as U.S. GAAP), shall include a reconciliation to that standard; and (ii) audited, in accordance with the Public Company Accounting Oversight Board (PCAOB) rules and standards. The said financial statements will be prepared by independent accountant, selected by the Company and approved by the Company’s board of directors. Such financial statements and other information shall reflect any adjustments or modifications reasonably requested by the Purchaser which are necessary for the Purchaser to comply with accounting standards and reporting requirements applicable to it under the Securities Law (including translation to English and $ presentation).

4.1.3 During the Rights Period, the Company shall make best efforts to cooperate to the extent reasonably possible, with Purchaser in order to assist Purchaser in meeting its obligations under the US SOX and/or Israeli SOX.

4.2	Rights to Other Information.

4.2.1 During the Rights Period, in the event that the Purchaser determines, after consultation with its legal counsel or auditors, that information with respect to the Company is required to be disclosed by the Purchaser either: (i) by report under the Securities Law; or (ii) in any periodic report, prospectus, any other document prepared in connection with any offerings of securities by the Purchaser, or any other public report required under the Securities Law (the information under sub sections (i) and (ii) above will be referred to as “Material Information”), then the Company shall provide such Material Information to the Purchaser (including a description of such Material Information) within a reasonable period following a written request of the Purchaser to enable the Purchaser to comply with its reporting obligations in a timely manner and in accordance with the Securities Law and applicable rules. It is hereby clarified that in the event the Material Information has not been disclosed yet to the public by the Company, the Parties shall cooperate in good faith to allow the Purchaser to meet its reporting obligations without prejudicing those of the Company.

4.2.2 During the Rights Period, in the event that the Company or the Purchaser becomes aware of any Material Information relating to the Company, then the Company shall provide to the Purchaser any such Material Information (including a written description of such Material Information) within a reasonable period following becoming aware of such Material Information or within a reasonable period following receiving a written request from the Purchaser to disclose such Material Information, whichever is earlier, in order for the Purchaser to comply with its disclosure obligations in a timely manner and in accordance with the Securities Law and applicable rules. It is hereby clarified that in the event the Material Information has not been disclosed yet to the public by the Company, parties shall cooperate in good faith to allow the Shareholder to meet its reporting obligations without prejudicing those of the Company.

4.3 Reservation of Shares. As of the Closing, the Company has and shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of Ordinary Shares for the purpose of enabling the Company to issue additional ordinary shares pursuant to the exercise by Purchaser of the Option, as required under the Agreement.

5. Indemnification. Subject to the provisions of this Section 5.1, and up to an aggregate amount equal to the Purchase Price and in the event of the Additional Investment, up to the aggregate of the Purchase Price and Additional Investment, the Company will indemnify and hold Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other person of functional equivalence to such holders of such titles) (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of Purchaser’s representations, warranties or covenants under the Transaction Documents or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case, if the Purchaser Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 5.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnification provided hereunder and the enforcement of such indemnification shall be the exclusive remedy available to the Purchaser Parties under this Agreement, other than for fraud or intentional misrepresentation; provided that this provision does not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement. The indemnification provision described above shall be limited for a period of 12 months from the Closing Date.

6.	General Provisions.

6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No Shareholder may transfer any shares purchased hereunder unless each transferee agrees to be bound by the terms of this Agreement.

6.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Israel, without reference to its conflict of laws provisions. The parties hereto agree to exclusively submit to the jurisdiction of the competent courts of Tel Aviv – Jaffa with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

6.3 Counterparts; Electronic Signature. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. References to sections or subsections shall be deemed to be references to the sections of Agreement, unless otherwise specifically stated herein.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the Schedule 1, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 6.5.

6.6 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

6.7 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all of the parties hereto. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

COMPANY:

POLYRIZON LTD.

By:
Name:
Title:

PURCHASER:

MEDIGUS LTD.

By:
Name:
Title:

[Signature Page- Medigus and Polyrizon - Ordinary Share Purchase Agreement]